Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

ATP Oil & Gas Corporation:

We consent to the incorporation by reference in Registration Statement Nos. 333-105699 and 333-121662 on Form S-3, and Registration Statement No. 333-60762 on Form S-8 of the ATP Oil & Gas Corporation Subsidiaries of our report dated December 5, 2005, with respect to the statements of revenues and direct operating expenses of the oil and gas properties (the “King’s Peak Properties”) for the period January 1, 2005 through September 21, 2005 and each of the years in the two-year period ended December 31, 2004, which report appears herein this Form 8-K/A of ATP Oil & Gas Corporation .

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

December 5, 2005